Exhibit 99.1

INVESTOR CONFERENCE CALL SCRIPT – MARCH 16, 2012
[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2012 third quarter investor conference call. Your host for today’s call is Andy Hidalgo, chairman and CEO of WPCS International Incorporated.

Before I turn the call over to Mr. Hidalgo, please be advised that the participants on today’s call will be in a listen only mode until Mr. Hidalgo has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements. I will now turn the call over to Mr. Hidalgo.

[ANDY HIDALGO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2012 third quarter investor conference call. The agenda for today’s call will include a discussion of our third quarter financial results and a review of our business outlook.
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I would like to begin by mentioning that WPCS consolidated our Portland Operation into our Seattle Operation for cost efficiency purposes. This leaves WPCS with seven operation centers worldwide. We have five operation centers in the states, one in Australia and one in China.

I am pleased to mention that for the three months ended January 31, 2012, excluding our Trenton Operations, the remaining operations centers have generated an EBITDA profit of $322,000 compared to $205,000 for the same period a year ago. Likewise, for the nine months ended January 31, 2012, the remaining operations centers have generated an EBITDA profit of $3 million compared to an EBITDA loss of $55,000 during the same period a year ago. This represents a significant improvement.

However, we have experienced significant profit fades on three projects at our Trenton Operations that caused us to post a consolidated EBITDA loss for the third quarter and through the nine months ended January 31, 2012. The profit fades were attributable to inadequate estimates that resulted in increased costs to complete these projects.

We have been in discussions with the general contractors for these projects and we are trying to obtain change orders for what we believe is additional work beyond the scope of the original estimate. If these change orders are approved, it will recover some of the lost profit in the quarters ahead.

The most significant of these projects is an electrical contracting job for a hospital that was awarded to WPCS at $14.4 million which will cost us an estimated $16 million to complete. Based on the increased cost to complete on this project, we have accrued the total expected loss on this project in the third quarter. While it is disappointing that we experienced these profit fades, this fiscal year will still be an improvement from last fiscal year from an EBITDA perspective.

Once we get the Trenton Operations back to a profitable state, we are expecting to get positive EBITDA results from all seven operation centers in fiscal year 2013 which begins May 1, 2012. This will be a big step in getting WPCS back to the profitability levels the company has historically generated. In the third quarter ended January 31, 2012, WPCS posted a consolidated EBITDA loss of $5.1 million which again is attributable to the profit fades for the projects mentioned at our Trenton Operations. Through the nine months of our fiscal year 2012 ended January 31, 2012 WPCS has a consolidated EBITDA loss of $3.7 million.

The company is projecting a consolidated EBITDA profit in the fourth quarter which ends April 30, 2012. In the current fourth quarter, WPCS is projecting a positive consolidated EBITDA of $176,000. If we achieve the projection, it will put us at a $3.5 million EBITDA loss for the current fiscal year which is an improvement from the $5.9 million EBITDA loss generated last fiscal year.

We would like to emphasize that excluding the performance at our Trenton Operations, our remaining operation centers generated $3 million in positive EBITDA through the nine months ended January 31, 2012 compared to a loss of $55,000 in EBITDA one year ago.

This is an important point as it indicates that the other operation centers are performing, which includes the turnaround of our California operations which experienced profit fades in certain projects last year. The management team is confident that we can turnaround the Trenton Operations and have all seven operation centers performing in fiscal year 2013 which begins on May 1, 2012.

For clarification, WPCS defines EBITDA as earnings before interest, income taxes, depreciation and amortization but in addition, WPCS has incurred one-time charges from the loss of discontinued operations and the strategic alternatives effort as well as non-cash charges from deferred tax asset valuation allowances, acquisition-related earn-out costs and goodwill impairments. These charges are also excluded from the EBITDA calculation so that we can provide a more meaningful perspective on the financial performance of our continuing operations.

As discussed, WPCS is expecting to generate positive EBITDA results in the current quarter and throughout fiscal year 2013 which begins on May 1, 2012.

We believe our future quarters look promising. Our bid activity of $192 million remains high at the end of our third quarter. We are finding that more and more opportunities are presenting themselves in the healthcare and public services market. In addition, we have expanded our bid activity in the solar renewable energy space due to the recent increase in oil prices.

Our commitment to quality workmanship and our special certifications in design-build engineering continue to give us a competitive advantage during this economic recovery. As evidenced in the press releases announcing new contracts, customers continue to seek bids from WPCS because of our outstanding reputation.

At the end of the third quarter, WPCS continues to maintain a backlog of $27.5 million comprised of a variety of projects in the public services, healthcare and energy sectors.

Our goal in the next few quarters is to convert more of our bids into backlog. We are confident we can do so. The conversion of these bids to backlog and the effective management of projects through completion will give us the opportunity to increase our EBITDA performance and get back to positive earnings per share results in the quarters ahead.

Our management team continues to implement cost efficiencies as well as emphasizing the improvement of gross margins. Through the nine months ended January 31, 2012, the consolidated gross margin was 16% compared to 19% for the same period one year ago.

The year-to-date gross margin decline is specifically related to the profit fades for the projects mentioned. However, if we were to exclude the gross margin impact of the fades in profit for the specific projects at our Trenton Operations, the consolidated gross margin was 22% which is more in line with our estimates. We anticipate that the gross margins will improve to a range of 23% to 25% in the quarters ahead. If we can achieve these levels, it should enhance future EBITDA performance.

In regards to revenue, for the third quarter of fiscal year 2012 ended January 31, 2012, WPCS generated $20 million compared to $21 million for the same period a year ago. The drop in revenue again pertains to the cumulative adjustments required on prior revenue recognition for the three projects that experienced cost overruns at our Trenton Operations. For the nine month period of fiscal year 2012 ended January 31, 2012, WPCS generated $72 million in revenue compared to $68 million in revenue for the same period a year ago.

In the third quarter, WPCS reported a net loss of $10.3 million or $1.48 per diluted share compared to a net loss of $3.5 million or $0.50 per diluted share for the same period a year ago. This net loss includes a non-cash charge of $6.7 million related to valuation allowances recorded for deferred tax assets.

As a result of the losses incurred by our Trenton Operations for the three months ended January 31, 2012, we re-evaluated our ability to realize our deferred tax assets in light of the change in our current financial performance.

As a result of this analysis, we established a full valuation allowance on our U.S. federal and state deferred tax assets. We will continue to evaluate the realization of our deferred tax assets on a periodic basis, and will likely recoup the allowance in future periods as our financial performance improves.

For the first nine months of fiscal year 2012 ended January 31, 2012, WPCS reported a net loss of $12 million or $1.73 per diluted share compared to a net loss of $9.8 million or $1.41 per diluted share for the same period a year ago.

I would like to emphasize again that the net loss of $12 million for the first nine months of this fiscal year includes the $6.7 million non-cash deferred tax asset valuation allowance and one-time charges of $1.3 million related to the loss from discontinued operations.

The revenue segmentation for the nine month period was approximately 26% wireless communication, 8% specialty construction and 66% electrical power.

In the third quarter, WPCS obtained a new $12 million credit facility with Sovereign Bank replacing the former Bank of America credit facility. The new credit facility is sufficient to accommodate our working capital requirements. The revolving credit facility with Sovereign is a three-year facility that is due in January 2015 which would be presumed as long term debt.

However, as the terms of the credit agreement contain standard Sovereign Bank controlled lock-box arrangements and a subjective acceleration clause, the total borrowings of $3.1 million as of January 31, 2012 are required to be classified as a current liability under GAAP accounting instead of as a long term liability.

As reported at the end of the third quarter, WPCS continues to maintain a healthy balance sheet with approximately $6.8 million in working capital. Also, the company has generated $1.6 million in cash from operations through the first nine months of this fiscal year ended January 31, 2012.
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On January 31, 2012 Multiband Corporation notified WPCS that it no longer wishes to pursue a merger with WPCS. The third quarter results had nothing to do with their decision as they were unaware of the third quarter outcome. Multiband Corporation remains a shareholder and we will continue to work together on business development initiatives to build shareholder value. WPCS was able to conclude its strategic alternatives effort and now has terminated the high cost associated with this effort.
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In summary, the third quarter slowed down our momentum. However, we want shareholders to know that it has not stopped our momentum. WPCS is projecting EBITDA profit for the fourth quarter which should get us back to building the momentum needed to produce positive earnings per share results in the quarters ahead. It is unfortunate that the profit fades occurred but again, it is isolated to the projects mentioned and does not represent the success our other operation centers are having this fiscal year.

The short-term focus now is to get these projects behind us and to further tighten controls on the estimating and project management of significant projects which traditionally emanate from our Trenton and Suisun City Operations.

There are never any guarantees that profit margins will not fade.  However, our management team is committed to making sure we have the talent in place to improve our estimating and project management.

Based on the opportunities we have going forward, we believe that we can get back to positive earnings per share in the near future. This should have a favorable impact on shareholder value.

Although we have had to deal with these specific project issues, our company continues to be a leader in providing communications infrastructure for the public service, healthcare and energy markets.

Our quality of workmanship has never been compromised. General contractors and end users alike seek out WPCS for bids because of our superior reputation. The opportunities that exist today are ample enough to produce financial results that will drive shareholder value in the quarters ahead.

The management team genuinely feels optimistic about the future and we will uphold our obligation to our shareholders in improving our financial performance as quickly as we can so that we can build the value that is expected from our company.

I would like to now turn the call over to the operator to begin the question and answer session.

[OPERATOR]

We will now begin the question and answer session. You can submit your question by pressing *1 and can be removed from the queue by pressing the # sign.

If there are no further questions, I would like to thank all the participants on today’s WPCS International Incorporated fiscal year 2012 third quarter investor conference call. Please keep in mind that a replay of this investor conference call will be available for a period of five days by dialing 402-220-2946 and entering 46147 as the program identification number.

This will conclude the call.

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